UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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eBay Inc.

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INVESTOR PRESENTATION May 2018

TABLEOF CONTENTS I. Business, Strategy, and Performance • Business Overview • Strategic Priorities • Performance and Capital Allocation II. Board and Corporate Governance Practices • Board Composition, Tenure and Refreshment • Corporate Governance Best Practices • Active Risk Oversight • Shareholder Engagement • Ratification of Special Meeting Provisions III. Executive Compensation • Compensation Program Overview IV. Diversity & Inclusion and Global Impact • Diversity & Inclusion Update • Global Impact Overview (CSR Programs)

BUSINESS, STRATEGY, AND PERFORMANCE

Our Platforms One of the world’s largest Largest ticket marketplace in the US A market leader in Classifieds and most vibrant marketplaces GMV 1 $83.9B $4.5B Revenue $7.6B $1.0B $0.9B 170M Global Active Buyers 60% International GMV1 … >190 Markets Served 52% of GMB2 Closed on Mobile 400M+ eBay App Downloads 1 Gross merchandise volume 2 Gross merchandise bought 4 Note a) GMV, Revenue & Active Buyers represent FY 2017; Active Buyers, % International GMV and % GMB Closed on Mobile as of Q1 2018; Note b) On January 1, 2018 eBay adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Recasted for this, eBay Marketplace Revenue for 2017 was $8.0B

Our Strategic Priorities Most Powerful Best Choice Most Relevance Selling Platform 5

Recent Performance and Capital Allocation 2017 Total Shareholder Return Capital Allocation Tenets 40.00ïƒ¼ Focus on long-term value creation while 38.00 maintaining the resources to execute on our 36.00 strategy +26%1 34.00 ïƒ¼ Drive growth while balancing profitability 32.00 30.00ïƒ¼ Supplement organic growth with disciplined acquisitions and investments 28.00 26.00ïƒ¼ Optimize financial flexibility, access to debt and cost of capital FY’17 FY’16 Net Revenues $9.57B $8.98B Repurchased $1.0B of eBay shares during 1Q 2018 Gross Profit $7.35B $6.97B … $6.6B authorization remaining3 GMV $88.4B $83.5B Active Buyers2 170M 162M 1 TSR as of 12/31/2017 2 Prior period Active Buyers have been adjusted to exclude the impact of the sale of our India business 3 Authorization remaining as of March 31, 2018 6

BOARD AND CORPORATE GOVERNANCE PRACTICES

Highly Skilled and Independent Board of Directors Board Tenure                Board    Independence Directors have complementary experience and skill and Refreshment sets which contribute to strong Board dynamics and effective strategic oversight of management: Investment/Finance Transactions/M&A 85% 69% 31% Technology Industry Leadership 15% ≤6 years >6 years Independent Non-Independent Entrepreneurship Media 7 independent Management Product and Marketing directors added 11 of 13 directors to the Board are independent since start of 2015,    Policy Strategy 3 of which have been female directors Board Diversity • In light of the rapidly changing environment, the Board regularly reviews the skills, professional experience, background, age, and diversity of its 4 independent members to ensure proper alignment directors are diverse 31% • The Board and each committee perform an annual self-assessment to evaluate its effectiveness Diverse 8

Experienced Board with Robust Leadership

New independent directors appointed in September 2017



Adriane Brown
Senior Advisor, Intellectual Ventures
Director Since 2017



Diana Farrell
Founding President and CEO of JPMorgan Chase Institute
Director Since 2017

Adriane and Diana bring leadership, strategy, and policy expertise



Fred Anderson Jr.
Co-Founder, Elevation Partners & NextEquity Partners
Director Since 2003
Audit Comm. Chair



Kathleen Mitic
Founder & Former CEO, Sitch; Former Head of Platform & Mobile Marketing, Facebook
Director Since 2011
Gov. & Nom. Comm. Chair



Thomas Tierney
eBay Board Chairman
Chairman & Co-Founder, the Bridgespan Group
Director Since 2003



Anthony Bates
CEO of Social Growth Capital
Former President, GoPro
Director Since 2015



Pierre Omidyar
Founding Partner & Chairman, Omidyar Network; CEO, Civil Beat
Director Since 1996



Perry Traquina
Former Chairman & CEO, & Managing Partner, Wellington
Director Since 2015



Logan Green
Co-Founder & CEO, Lyft
Director Since 2016



Paul Pressler
Partner, Clayton, Dubilier & Rice
Chairman, David's Bridal
Director Since 2015
*Comp. Comm. Chair ***



Devin Wenig
eBay President & CEO
Director Since 2015



Bonnie Hammer
Chairman, NBCUniversal Cable Entertainment
Director Since 2015



Robert Swan
CFO, Intel Corp
Former eBay SVP & CFO
Director Since 2015

- **When searching for new directors, the Corporate Governance and Nominating Committee actively seeks out qualified women and individuals from minority groups**

** The current Chair of the Compensation Committee, Edward Barnholt, has decided to retire and not stand for re-election to the Board at the 2018 Annual Meeting. Paul Pressler has been appointed Chair of the Compensation Committee effective as of the date of the 2018 Annual Meeting.

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Commitment to Corporate Governance Best Practices Strong Board independence (11 of 13 directors are ïï Separate Chairman and CEO roles independent) Declassified Board with all members standing for ïï Independent Chairman with robust responsibilities election annually Majority vote standard for uncontested director Simple majority vote standard for bylaw/charter ïï elections amendments and transactions Stockholder right to call a special meeting                 ïï Clawback policy (25% threshold) Stock ownership requirements for our executive ï Stockholder proxy accessï officers and directors ï Strong stockholder engagement practicesï Anti-hedging and anti-pledging policies 10

Active Risk Oversight Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. ï,§ In its risk oversight role, the Board is responsible for satisfying itself that the risk management framework Full Board and supporting processes as implemented by management are adequate and functioning as designed ï,§ The Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing our businesses Audit Committee ï,§ The Audit Committee’s charter provides that it will review and discuss with management our major risk exposures, including financial, operational, privacy, security, cybersecurity, competition, legal, and regulatory risks, and the steps we have taken to detect, monitor, and actively manage such exposures, as well as management’s risk assessment and risk management policiesï,§ The Compensation Committee has responsibility to ensure that our compensation programs do not incent employees to take unacceptable risk Compensation Committee ï,§ The Committee reviews the risks associated with our compensation policies and practices and our succession planning process every year and shares this assessment with the Audit Committeeï,§ Our Vice President, Internal Audit is responsible for our internal audit function and our risk governance framework, which includes risk assessment, monitoring, and reporting Management ï,§ The Vice President, Internal Audit reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the compensation and performance of the Vice President, Internal Audit 11

Long-Standing Shareholder Engagement Program We have a practice of regularly engaging with stockholders to seek their feedback on our corporate governance practices and our executive compensation program Stockholder engagement: 2017 discussion topics included: ï,§ Regular engagement with stockholders on ï,§ Say-on-pay a broad range of topicsï,§ Short-term and long-term incentive program design and performance metricsï,§ Offered over 35 meetings with stockholders representing ~55% of ï,§ Diversity and Inclusion common stock outstanding throughout the ï,§ Board and governance matters yearï,§ Cybersecurityï,§ Met with stockholders representing ~37% ï,§ Environmental, Social and Governance matters of common stock outstanding Feedback Provided to the Board and Applicable Committees 12

Management Proposal to Ratify Special Meeting Provisions We recommend you vote FOR the proposal to ratify our existing special meeting provisions ï,§ We have maintained our special meeting right with a 25% ownership threshold since we presented a management proposal in 2012 that passed with 99% support ï,§ We received a stockholder proposal this year to reduce the ownership threshold for our stockholders to call a special meeting to 10% ï,§ A vote in favor of ratifying the Company’s current special meeting threshold and special meeting provisions is tantamount to a vote against the stockholder proposalï,§ Given the existing right of stockholders to call a special meeting, coupled with the Company’s strong corporate governance policies, the Board strongly recommends that stockholders ratify the existing special meeting provisions Rationale for Ratification of the Company’s Special Meeting Provisions Market Statistics Company that this management proposal is ïƒ¼ The 25% ownership threshold is a ï,§ The believes an effective means to obtain stockholder viewpoints and engage common threshold for special meeting with stockholders on the issue of an appropriate special meeting threshold, currently set at 25% ownership rights at public companies ï,§ The Board continues to believe that a 25% ownership threshold to request a special meeting strikes a reasonable balance 59% of S&P 500 companies give between enhancing stockholder rights and protecting against the risk that a small minority of stockholders, including ïƒ¼~ stockholders with special interests, could call one or more special meetings that could result in unnecessary financial expense stockholders the right to call a special and disruption to our business meetingï,§ The Board believes that only stockholders with a true economic and non-transitory interest in the Company should be entitled ïƒ¼ Of those companies, 67% have a to utilize the special meeting mechanism special meeting ownership threshold that ï,§ Based on feedback received during our regular stockholder engagement (with ~37% of common stock outstanding in 2017), is equal to or higher than that of eBay’s some stockholders indicated that they would not be supportive of a 10% thresholdïƒ¼ In short, the Company’s stockholders have a right that is equal to or more ï,§ We will continue to engage with stockholders to seek their feedback on our corporate governance practices and to evaluate expansive than that of 80% of S&P 500 potential changes based on this feedback companies 13

EXECUTIVE COMPENSATION

Compensation Program Aligned with Business Goals and Culture Our compensation program is heavily performance- and equity-based and aligns management with stockholders Pay practices align with and support… …the goals of our executive pay program ïƒ¼ Emphasize pay-for-performance alignment ïƒ¼ Majority of compensation is performance-based 1. Align compensation with our business ïƒ¼ Multiple performance measures, caps on incentive objectives, performance and stockholder feedback payments, and overlapping two-year performance 2. Motivate named executive officers (“NEOs”) to periods for PBRSU awards enhance long-term stockholder valueïƒ¼ Meaningful stock ownership requirements for executive officers 3. Position us competitively among the companies ïƒ¼ Maintain a clawback policy against which we recruit and compete for talentïƒ¼ Retain an independent compensation consultant 4. Enable us to attract, retain, and reward NEOs ïƒ¼ Prohibit hedging and pledging by executive and other key employees who contribute to our officers and directors long-term successïƒ¼ Limited perquisites to executive officers 15

Highly Performance-Based Compensation Program Drives Long-Term Stockholder Returns CEO Compensation is Heavily Rigorous Goal and Target Setting Process Performance- and Equity-Based • In the first quarter of the year, the Compensation Committee approves Company performance measures based on business criteria and target levels of performance • Targets are set based primarily on the Company’s Board-approved budget for the year • For 2017, we selected financial metrics and targets that the Compensation Committee believes incentivize our management team to achieve our strategic objectives and drive eBay’s financial performance and long-term stock performance Note: 2017 reported compensation breakdown for Mr. Wenig as disclosed in 2018 proxy statement • Metrics include FX-neutral revenue, non-GAAP operating margin dollars, return on invested capital and non-GAAP net income 2017 CEO compensation 62% performance-based and composed of 79% equity 16

Annual & Long Term Plan Metrics Correlated to Sustained Performance Annual cash incentive and PBRSU awards are determined based on metrics that correlate with financial performance over one and multi-year performance periods Plan Performance Metrics Compensation Committee Rationale Annual Cash • FX-neutral revenue (threshold) • A minimum revenue threshold must be met before any incentive is paid Incentive • Non-GAAP net income • Non-GAAP net income is directly affected by management decisions and • Individual Performance provides the most widely followed measure of financial performance PBRSUs • FX-neutral revenue • Key drivers of our long-term success and stockholder value, and directly • Non-GAAP operating margin dollars affected by management decisions • ROIC (modifier) • Incentivizes profitable growth and efficient use of capital March 15 March 15 PBRSUs reward long-term performance 50% vesting for all NEOs 100% vesting for CEO / CFO except CEO / CFO 50% vesting for all other NEOs 2016-2017 Performance Period 2016 2017 2018 2019 2020 2021 2017-2018 Performance Period March 15 March 15 50% vesting for all NEOs 100% vesting for CEO / CFO 17 except CEO / CFO 50% vesting for all other NEOs

DIVERSITY & INCLUSION AND GLOBAL IMPACT

Diversity & Inclusion (D&I) is Global and Comprehensive

Our efforts are focused across three strategic areas – workforce, workplace and marketplace – to hire, grow and keep top talent, enhance corporate performance, and foster a welcoming and inclusive place for employees and existing and future customers across the world

Diversity & Inclusion	▪ In April 2018, we publicly disclosed our second Global Diversity & Inclusion report since the 2015 Spin-Off of PayPal and the sale of our Enterprise segment; as of December 31, 2017, women comprise 40% of our global workforce and underrepresented minorities (Black, Hispanic/Latino, Other) comprise 11% of our U.S. workforce; also launched a new external D&I website ▪ Launched global partnership with Textio, an augmented writing platform that will help to design gender neutral job descriptions ▪ Moved reporting responsibility for our University Recruiting Team to our Chief Diversity Officer. Through inaugural diversity recruiting efforts with HBCUs, HSIs and Women's Colleges, increased y-o-y intern gender/ethnic diversity by 12% ▪ Deepened recruiting partnerships with external organizations such as the Anita Borg Institute and Lesbians Who Tech and piloted partnerships with groups such as Tapia, Management Leadership for Tomorrow (MLT), Blavity, Black Enterprise and CODE2040 ▪ Currently partnering with senior leaders to build and implement D&I plans tailored to the needs of each of their organizations ▪ Restructured and expanded program for our global Communities of Inclusion (COI) focused on gender, race/ethnicity, age, disability and military status, sexual orientation and/or preference; we have 76 COI chapters globally – 13% increase y-o-y ▪ 52% of our employees recently participated in our second annual Global D&I Survey; participation increased 14% y-o-y ▪ Grew D&I headcount by 6 people, including roles in our Americas business and StubHub's first Global Head of D&I
Gender Pay Equity	▪ For the second year in a row, we completed a global study of gender pay equity at eBay ▪ U.S.: Women earn 100% of what men earn in terms of total compensation ▪ Global: Women earn 100.1% of what men earn in terms of total compensation ▪ Pay equity reviews are now part of our regular rhythm

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Additional Measures of D&I Impact at eBay 20

Global Impact Update In 2016, we set new eBay Impact goals that align with—and complement—how eBay does business. These targets also consider and help advance the UN Sustainable Development Goals Opportunity for All eBay for Charity Global Impact Team Governance Enabling everyone to participate in – and Supporting your favorite causes when • Guided by the Global Impact team, with benefit from – global commerce you buy and sell oversight from the Board and Executive Leadership, our approach to ESG matters ** 2020 GOAL: Achieve a higher percentage of ** 2020 GOAL: $1 billion in charity funds is integrated into the core of our business sales growth among eBay sellers in less- raised by 2020. advantaged communities as compared with • The Global Impact team works across the average economic growth nationwide by 2020. organization to help our business groups and functions prioritize ESG as part of the ** 2017 PROGRESS: ** 2017 PROGRESS: company’s strategy • We raised $84M in charity funds in 2017, • We launched Retail Revival, a pilot bringing the total to more than $810 million. • Each of eBay’s goals is sponsored by a program in Akron, Ohio, with the intent of • We are continuing to make it easier for our member of the Executive Leadership Team scaling the program to more communities community to connect to the causes they to ensure we prioritize and remain worldwide. care about and are confident in reaching accountable to achieving these targets • We continually improve our technology to our 2020 goal. enhance the buyer and seller experience • Two eBay Board of Director members serve and to increase efficiency, scalability and as mentors to the Global Impact team security. 21

Global Impact Update

eBay Foundation	Circular Commerce
Empowering aspiring entrepreneurs and building vibrant and sustainable communities	***Giving products the chance to have many lives and serve many people***
** **2020 GOAL:** By 2020: lend $1 million to entrepreneurs via Kiva; enable 50,000 entrepreneurs through access to capital and mentoring; impact the lives of 250,000 people globally ** **2017 PROGRESS:** We've disbursed $397,000 in loans and supported over 17,000 borrowers on Kiva—14,000 of which are female entrepreneurs. In total, these efforts have impacted the lives of about 85,000 people globally. We are on track to meet our 2020 targets for lending and entrepreneurs impacted.	** **2020 GOAL:** Create $2.5 billion in positive economic impacts and avoid 2.5 million tonnes of carbon emissions by 2020 through people selling their pre-owned electronics and apparel on eBay. ** **2017 PROGRESS:** As of 2017, people selling their pre-owned electronics and apparel on eBay have created $1.3 billion in positive economic impacts and avoided 1.2 million tonnes of carbon emissions. We are confident in delivering on these 2020 goals.

Responsible Business

Behaving responsibly, ethically and sustainably in all areas of our business

** **2025 GOAL:** 100% renewable energy in our electricity supply at eBay-controlled data centers and offices

- **Environmental Footprint** – 48% of our electricity supply comes from renewable sources, down from 50% in 2016. This reduction in renewable energy use is due to greater electricity consumption in our data centers to support customer transactions, as well as greater load at facilities where the electric grid has higher fossil fuel and nuclear energy content. We are actively pursuing renewable energy opportunities in these regions to help reach our 2025 target.
- **Data Privacy & Cybersecurity** – Global Information Security maintains our high safety and security standards; Audit committee oversees privacy, security, and cybersecurity risks

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THANK YOU